FOR IMMEDIATE RELEASE
FRIDAY, SEPTEMBER 3, 2010

HURCO REPORTS THIRD QUARTER RESULTS

INDIANAPOLIS, INDIANA, — September 3, 2010, Hurco Companies, Inc., (Nasdaq, Global Select Market: HURC) today reported a net loss of $1,173,000, or $(0.18) per diluted share, for its third quarter ended July 31, 2010, compared to a net loss of $1,231,000, or $(0.19) per diluted share, for the corresponding period in fiscal 2009.    For the first nine months of fiscal 2010, Hurco reported a net loss of $4,582,000, or $(0.71) per diluted share, compared to a net loss of $1,158,000, or $(0.18) per diluted share, reported for the corresponding period in fiscal 2009.  The year-to-date net loss for fiscal 2009 reflected the offsetting benefit of $2,712,000 of net realized gains on hedge contracts that were closed before maturity due to forecasted reductions in production and sales.  There were no such gains during the corresponding period in fiscal 2010.

Sales and service fees for the third quarter of fiscal 2010 totaled $26,474,000, an increase of $7,435,000, or 39%, from those in the third quarter of fiscal 2009.  The effect of a stronger U.S. Dollar when translating foreign sales to U.S. Dollars for financial reporting purposes had an unfavorable impact of approximately 7%, or $1,285,000, on the period-to-period comparison.  Sales and service fees for the nine months ended July 31, 2010, totaled $71,178,000, an increase of $3,343,000, or 5%, from the corresponding period in fiscal 2009.  Currency translation had a favorable impact on sales for the first nine months of fiscal 2010 of approximately 2%, or $1,075,000, compared to the same period in fiscal 2009.

The following table sets forth net sales and service fees by geographic region for the third quarter and first nine months of fiscal 2010 and 2009, respectively:

Net Sales and Service Fees by Geographic Region

	Three Months Ended			Nine Months Ended
	July 31,			July 31,
			%			%
	2010	2009	Change	2010	2009	Change
North America	$7,208	$5,809	24%	$19,114	$21,618	-12%
Europe	15,896	11,777	35%	43,254	42,879	1%
Asia Pacific	3,370	1,453	132%	8,810	3,338	164%
Total	$26,474	$19,039	39%	$71,178	$67,835	5%

The third quarter increase in sales was primarily driven by increased demand for vertical machining centers in all sales regions, with the largest percentage increase in the Asia Pacific region.  The increase in the Asia Pacific region was primarily the result of increased sales in China and India of our entry-level, lower-priced VM series machines and increased market demand in the other Asia Pacific territories.  Compared to the third quarter of fiscal 2009, unit shipments for the third quarter of fiscal 2010 increased in North America by 25%, in Europe by 38%, and in the Asia Pacific sales region by 123%.   Unit shipments for the first nine months of fiscal 2010 decreased in North America by 27%, increased in Europe by 1% and increased in the Asia Pacific sales region by 212% compared to the same period in fiscal 2009.

New order bookings in the third quarter of fiscal 2010 were $28,013,000, an increase of $10,099,000, or 56%, compared to the prior year period.  Orders in the North America, Europe and Asia Pacific regions increased $2,444,000, or 45%, $4,312,000, or 38%, and $3,343,000, or 285%, respectively. For the first nine months of fiscal 2010, new orders totaled $79,213,000, an increase of $18,648,000, or 31%, from the corresponding period in 2009.  Of that increase, North America, Europe and Asia Pacific orders increased $2,946,000, or 16%, $7,005,000, or 18%, and $8,697,000, or 316%, respectively.  The impact of currency translation on new orders booked in the third quarter and first nine months of 2010 was consistent with the impact on sales.

Hurco’s gross profit for the third quarter of fiscal 2010 was 18%, compared to 28% for the same period in 2009.  The decrease in profit as a percentage of sales was the result of machines sold during the period which were produced at a time of lower production levels that resulted in higher production costs per machine which increased this period’s cost of sales.  Also contributing to the decrease was a product mix that included a greater amount of our entry-level, lower margin machines that were in high demand in the Asia Pacific region where competitive pricing pressure also exists.  Selling, general and administrative expenses for the third quarter of fiscal 2010 were $6,994,000, a decrease of $206,000, or 3%, from the corresponding period in 2009, reflecting the benefit of cost reduction initiatives and the favorable effect of a stronger U.S. Dollar in fiscal 2010 when translating foreign operating expenses for financial reporting purposes, partially offset by increased sales commissions.

Cash increased by $16,407,000 from October 31, 2009, to $45,189,000 at July 31, 2010, primarily due to a reduction in inventory.  Inventory decreased during the first nine months of fiscal 2010 by $9,254,000, or 15%, of which $2,112,000, or 4%, related to the impact of a weaker U.S. Dollar when translating inventory values for financial reporting purposes.

Michael Doar, Chief Executive Officer, said, “I am encouraged that we have seen improvement to our bottom line each quarter of this fiscal year while continuing our product and technology development as scheduled. Our research and development efforts have resulted in a more advanced product line that we will showcase at the International Machine and Technology Show (IMTS) this September in Chicago. Because the value of our technology innovation is ultimately determined by our customers, we’ve designed the show around our customers’ experiences.  They will give presentations throughout the show that illustrate how Hurco technology increased their productivity and expanded their capabilities. One-half of the machines we will exhibit at IMTS are 5-axis and multi-tasking machines because they provide the greatest productivity gains. The recent release of our WinMax8 control software includes features that enhance multi-tasking and 5-axis machining as well as substantial advancements to existing features that benefit the entire line of Hurco machine tools. Our innovative controls and software which help customers maximize productivity through reduced setup time and the ability to multi-task on the shop floor, continue to differentiate Hurco products in the marketplace.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in Canada, China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, Spain, and the United States of America.  Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, among others, the impact of the recent global economic recession, including disruption in credit markets, other changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, our ability to protect our intellectual property, fluctuations in exchange rates, fluctuations in prices of raw materials, changes in market demands, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	John Oblazney
    Vice President & Chief Financial Officer
    317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended July 31,		Nine Months Ended July 31,

	2010	2009	2010	2009
	(unaudited)		(unaudited)
Sales and service fees	$26,474	$19,039	$71,178	$67,835

Cost of sales and service	21,815	13,788	57,862	48,822
Gross profit	4,659	5,251	13,316	19,013

Selling, general and administrative expenses	6,994	7,200	20,757	22,747
Operating loss	(2,335)	(1,949)	(7,441)	(3,734)

Interest expense	21	6	43	33

Interest income	24	36	49	185

Investment income	4	3	12	32

Other expense (income), net	55	(133)	448	(1,828)

Loss before taxes	(2,383)	(1,783)	(7,871)	(1,722)

Benefit for income taxes	(1,210)	(552)	(3,289)	(564)

Net loss	$(1,173)	$(1,231)	$(4,582)	$(1,158)

Losses per common share
Basic	$(0.18)	$(0.19)	$(0.71)	$(0.18)
Diluted	$(0.18)	$(0.19)	$(0.71)	$(0.18)

Weighted average common shares outstanding
Basic	6,441	6,434	6,441	6,425
Diluted	6,441	6,434	6,441	6,425

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended July 31,		Nine Months Ended July 31,

Operating Data:	2010	2009	2010	2009
	(unaudited)		(unaudited)
Gross margin	17.6%	27.6%	18.7%	28.0%

SG&A expense as a percentage of sales	26.4%	37.8%	29.2%	33.5%

Operating loss as a percentage of sales	-8.8%	-10.2%	-10.5%	-5.5%

Pre-tax loss as a percentage of sales	-9.0%	-9.4%	-11.1%	-2.5%

Effective tax rate	50.8%	31.0%	41.8%	32.8%

Depreciation	978	846	2,811	2,451

Capital expenditures	498	641	1,242	2,960

Balance Sheet Data:	7/31/2010	10/31/2009
	(unaudited)
Working capital (excluding cash)	$48,093	$68,675

Days sales outstanding	41	39

Inventory turns	1.5	1.0

Capitalization
Total debt	$-	$-
Shareholders' equity	114,046	120,376
Total	$114,046	$120,376

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per-share data)

	July 31,	October 31,
	2010	2009
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$45,189	$28,782
Accounts receivable, net	14,276	13,988
Refundable taxes	796	7,121
Inventories, net	51,027	60,281
Deferred income taxes, net	2,532	2,670
Derivative assets	1,287	376
Other	8,221	5,046
Total current assets	123,328	118,264

Property and equipment:
Land	782	782
Building	7,116	7,116
Machinery and equipment	14,768	14,995
Leasehold improvements	2,042	2,021
	24,708	24,914
Less accumulated depreciation and amortization	(12,800)	(11,802)
	11,908	13,112

Non-current assets:
Software development costs, less accumulated amortization	6,093	6,503
Other assets	6,284	6,864
	$147,613	$144,743

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$20,561	$8,262
Derivative liabilities	1,516	2,234
Accrued expenses	7,969	10,311
Total current liabilities	30,046	20,807

Non-current liabilities:
Deferred income taxes, net	2,592	2,570
Deferred credits and other obligations	929	990
Total liabilities	33,567	24,367

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares
authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share;
13,250,000 shares authorized; and 6,440,851 shares issued
and outstanding	644	644
Additional paid-in capital	52,098	52,003
Retained earnings	64,986	69,568
Accumulated other comprehensive loss	(3,682)	(1,839)
Total shareholders' equity	114,046	120,376
	$147,613	$144,743